Exhibit 99.1

For Release September 3, 2014 at 2:00 am ET

Palatin Technologies Licenses Bremelanotide in Europe and Other Selected Countries to Richter

CRANBURY, NJ and Budapest, Hungary– September 3, 2014 – Palatin Technologies, Inc. (NYSE MKT: PTN; hereinafter: “Palatin”) and Gedeon Richter Plc. (hereinafter: “Richter”) announced that they have entered into a collaboration and license agreement to co-develop and commercialize bremelanotide for female sexual dysfunction (FSD) indications in the European Union, other European countries and additional selected countries.  Richter is a European-based specialty pharmaceutical company with a strong focus in female health and annual sales of more than €1.2 billion ($1.6 billion).

Under the terms of the agreement, Palatin will receive total upfront payments of €7.5 million ($9.9 million). Palatin and Richter will each contribute to the European co-development activities (primarily one phase 3 clinical trial in Europe) for obtaining regulatory approval in Europe. Palatin anticipates that its part of the European co-development activities will be cash neutral through the European regulatory filing stage. All sales, marketing, and commercial activities and associated costs in the licensed territory will be the sole responsibility of Richter.

Palatin will additionally receive €2.5 million ($3.3 million) upon initiation of its phase 3 clinical trial program in the United States. Palatin is also eligible to receive €20 million ($26.4 million) regulatory related milestones. Palatin has the potential to receive up to €60 million ($79.2 million) potential sales related milestones and low double-digit royalties on net sales in the licensed territory.

“We are extremely pleased to have Richter as our European partner for bremelanotide.  They are a leader in the development and marketing of female healthcare products. Their female healthcare franchise had over $500 million in sales in 2013 and they have a strong and growing presence in Europe and other regions,” stated Carl Spana, Ph.D., President and CEO of Palatin.  “This collaboration is aligned with Palatin’s global strategy to bring bremelanotide to the market for the millions of women who have female sexual dysfunction and are seeking a safe and effective treatment.” Dr. Spana further stated that, “In addition, we are focused on starting the bremelanotide phase 3 clinical trials in the U.S. in the fourth quarter of 2014 and on furthering discussions for partnerships for the U.S. and other territories.”

Erik Bogsch, Chief Executive Officer of Richter, commented, “We are pleased to partner with Palatin and assist in the advancement of the bremelanotide program for the treatment of female sexual dysfunction. Female Healthcare is an important area of our strategy and is growing nicely. We are committed to development activities to treat conditions in women that have a severe impact on the patient’s quality of life. Bremelanotide complements our active strategy to bring innovative and first-in-class compounds to market and we look forward to advancing bremelanotide to address the large, unmet medical needs of women with female sexual dysfunction.”

About Bremelanotide for Female Sexual Dysfunction

Palatin is developing bremelanotide subcutaneous for the treatment of FSD in premenopausal women diagnosed with FSD. Bremelanotide, which is a melanocortin agonist (a compound which binds to a cell receptor and triggers a response) drug candidate, is a synthetic peptide analog of the naturally occurring hormone alpha-MSH (melanocyte-stimulating hormone).

About Female Sexual Dysfunction

Female Sexual Dysfunction covers multi-factorial conditions that have anatomical, physiological, medical, psychological and social components. We will seek approval of bremelanotide for the largest category of FSD, hypoactive sexual desire disorder. To establish a diagnosis of FSD, one or more of the disorders making up FSD must be associated with personal distress, as determined by the affected women.1 A study of more than 30,000 U.S. women in 2008 reported an age-adjusted point prevalence of sexual difficulties causing personal distress in 12 percent of respondents.2

There are no drugs in the United States approved for the treatment of FSD. Bremelanotide is an on-demand treatment and has the potential to transform the treatment of patients with FSD.

About Palatin Technologies

Palatin Technologies, Inc. is a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Palatin's strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at http://www.palatin.com.

About Gedeon Richter

Gedeon Richter (www.richter.hu), headquartered in Budapest/Hungary, is a major pharmaceutical company in Central Eastern Europe, with an expanding direct presence in Western Europe. Richter's consolidated sales were approximately EUR 1.2 billion (USD 1.6 billion) while its market capitalization amounted to EUR 2.8 billion (USD 3.8 billion) in 2013. The product portfolio of Richter covers almost all important therapeutic areas, including gynaecology, central nervous system, and cardiovascular areas. Having the largest R&D unit in Central Eastern Europe, Richter's original research activity focuses on CNS disorders. With its widely acknowledged steroid chemistry expertise, Richter is a significant player in the female healthcare field worldwide. Richter is also active in biosimilar product development.

 For more information about Gedeon Richter:

Investors: Katalin Ördög +36 1 431 5680

Media: Zsuzsa Beke +36 1 431 4888

 Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about the prospects of entering into one or more license agreements in European countries or other regions relating to bremelanotide, potential clinical trial results with bremelanotide, potential actions by regulatory agencies in the United States or Europe relating to bremelanotide, regulatory plans, clinical trial expectations and results, development programs and the market potential of bremelanotide are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, the ability of Palatin to enter into one or more agreements relating to the commercialization of bremelanotide, results of nonclinical, preclinical and toxicology studies, result of clinical trials, regulatory actions by the FDA and other regulatory agencies and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST
Chief Operating Officer / Chief Financial Officer
Tel: (609) 495-2200 / info@palatin.com

Palatin Technologies Media Inquiries:
Paul Arndt, MBA, LifeSci Advisors, LLC
Managing Director
Tel: (646) 597-6992 / Paul@LifeSciAdvisors.com

1 Frank J et al. Diagnosis and Treatment of Female Sexual Dysfunction. AmFam Physician 2008; 77(5): 635-642.

2 Shifren JL et al. Sexual Problems and Distress in United States Women: Prevalence and Correlates. ObstetGynecol 2008;112 (5); 968-9.